Exhibit 3.2

CIM COMMERCIAL TRUST CORPORATION

Articles Supplementary
Series D Preferred Stock

CIM Commercial Trust Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions classified and designated 32,000,000 shares of authorized but unissued preferred stock, $0.001 par value per share, of the Corporation as shares of Series D Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series D Preferred Stock

1.                  Designation and Number. A series of Preferred Stock, designated the “Series D Preferred Stock” (the “Series D Preferred Stock”), is hereby established. The par value of the Series D Preferred Stock is $0.001 per share. The number of shares of the Series D Preferred Stock shall be 32,000,000.

2.                  Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)               “Charter” shall mean the charter of the Corporation.

(b)               “NASDAQ” shall mean the Nasdaq Global Market.

(c)               “Person” shall mean an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(d)               “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

(e)               “Series D Stated Value” shall mean $25.00 per share, subject to adjustment pursuant to Section 13.

(f)                “Series L Preferred Stock” shall mean the Series L Preferred Stock, par value $0.001 per share, of the Corporation.

(g)               “Series L Stated Value” shall mean “Series L Stated Value” as defined in the Charter.

(h)               “Trading Day” shall mean, (i) if the Common Stock (as defined in the Charter) is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(i)                 “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3.                  Rank.

(a)               The Series D Preferred Stock shall, with respect to rights to the payment of dividends and other distributions (excluding the distribution of assets referenced in Section 3(b)), rank (i) senior to the Series L Preferred Stock, all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series D Preferred Stock are entitled to receive dividends and other distributions in preference or priority to the holders of shares of such class or series (the “Junior Dividend Stock”); (ii) on a parity with the Series A Preferred Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series D Preferred Stock are entitled to receive dividends and other distributions on parity and without preference or priority of one over the other (the “Parity Dividend Stock”); and (iii) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends and other distributions in preference or priority to the holders of the Series D Preferred Stock (the “Senior Dividend Stock”).

(b)               The Series D Preferred Stock shall, with respect to rights to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Series L Preferred Stock (except as described in Section 3(b)(ii) below), all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series D Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Liquidation Stock”, and together with the Junior Dividend Stock, the “Junior Stock”); (ii) on a parity with the Series A Preferred Stock, the Series L Preferred Stock, to the extent of the Series L Stated Value, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series D Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of liquidation preferences, on parity and without preference or priority of one over the other (the “Parity Liquidation Stock”, and together with the Parity Dividend Stock, the “Parity Stock”); and (iii) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series D Preferred Stock (the “Senior Liquidation Stock”).

4.                  Dividends.

(a)               Subject to the preferential rights of holders of any class or series of Senior Dividend Stock, holders of the Series D Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 5.65% per annum of the Series D Stated Value (initially equivalent to a fixed annual rate of $1.4125 per share). The dividends on each share of Series D Preferred Stock shall be cumulative from (and including) the first date on which such share of Series D Preferred Stock is issued and shall be payable (i) quarterly on the 15th day of the month following the quarter for which the dividend was declared or, if not a business day, the next succeeding business day or (ii) as the Board of Directors (or an authorized officer of the Corporation delegated by the Board of Directors) may decide in its discretion from time to time, more frequently than quarterly, with such dividends to be payable on such dates as determined by the Board of Directors (or an authorized officer of the Corporation delegated by the Board of Directors) (each such date, a “Dividend Payment Date”). Any dividend payable on the Series D Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the “Dividend Record Date”), which shall be a day of the month in which the applicable Dividend Payment Date occurs, with such date determined by the Board of Directors from time to time in its sole discretion. The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b)               Holders of Series D Preferred Stock shall not be entitled to any dividends on the Series D Preferred Stock in excess of the dividends provided for in Section 4(a).

(c)               No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

(d)               When dividends are not paid in full upon the Series D Preferred Stock or any other class or series of Parity Dividend Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series D Preferred Stock and any shares of Parity Dividend Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series D Preferred Stock and accumulated, accrued and unpaid on such Parity Dividend Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Dividend Stock does not have a cumulative dividend).

(e)               Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series D Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods,

(i)                 no dividends or other distributions shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock), directly or indirectly, by the Corporation with respect to any shares of Junior Dividend Stock or Parity Dividend Stock,

(ii)              nor shall any shares of Junior Dividend Stock or Parity Dividend Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock).

(f)                Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust under Section 856 of the Code (as defined in the Charter).

5.                  Liquidation Preference.

(a)               Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after satisfaction of liabilities to creditors and subject to the preferential rights of holders of any class or series of Senior Liquidation Stock, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Liquidation Stock, the holders of shares of the Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Series D Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series D Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Liquidation Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series D Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Liquidation Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series D Preferred Stock and any such Parity Liquidation Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock and any such Parity Liquidation Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series D Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b)               Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series D Preferred Stock and any Parity Liquidation Stock, the holders of any classes or series of Junior Liquidation Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed in accordance with the terms of such classes or terms of Junior Liquidation Stock, and the holders of the Series D Preferred Stock and any Parity Liquidation Stock shall not be entitled to share therein.

(c)               The consolidation, merger or conversion of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d)               In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series D Preferred Stock shall not be added to the Corporation’s total liabilities.

6.                  Redemption by the Corporation.

(a)               The Series D Preferred Stock is not redeemable at the option of the Corporation prior to the fifth anniversary of the date of original issuance of any given shares of Series D Preferred Stock.

(b)               From and after the fifth anniversary of the date of original issuance of any given shares of Series D Preferred Stock, subject to Section 9, the Corporation may, at its option, redeem such shares, in whole or from time to time, in part, at a redemption price equal to 100% of the Series D Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Corporation Redemption Date”) payable in cash or equal value through the issuance of Common Stock.

(c)               The Corporation Redemption Date shall be selected by the Corporation and shall be no fewer than 10 nor more than 20 days after the date on which the Corporation sends the notice of redemption.

(d)               If full cumulative dividends on all outstanding shares of Series D Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series D Preferred Stock may be redeemed pursuant to this Section 6, unless all outstanding shares of the Series D Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series D Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series D Preferred Stock.

(e)               If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed pursuant to this Section 6, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f)                Written notice as to the redemption of any shares of Series D Preferred Stock pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series D Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(g)               In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the Corporation Redemption Date; (ii) the redemption price payable on the Corporation Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described in Section 9(b) below; (iii) whether the redemption price will be paid in cash or Common Stock; and (iv) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such Corporation Redemption Date. If less than all the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

(h)               If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, from and after the Corporation Redemption Date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i)                 Subject to applicable law and the limitation on purchases when dividends on the Series D Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series D Preferred Stock in the open market, by tender or by private agreement.

7.                  Redemption at the Option of a Holder.

(a)               Subject to the provisions in this Section 7 and Section 9, each holder of Series D Preferred Stock may deliver written notice to the Corporation and its agent (“Holder Redemption Notice”) requesting that the Corporation redeem each share of Series D Preferred Stock held by such holder at a redemption price determined as follows:

(i)                 On and after the date of original issuance of any given shares of Series D Preferred Stock until but excluding the second anniversary from the date of original issuance of such shares, the holder will have the right to require the Corporation to redeem such shares of Series D Preferred Stock at a redemption price equal to 87% of the Series D Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date (as defined below); provided, however, that the Board of Directors, in its discretion, may from time to time authorize (which authorization may be delegated by the Board of Directors to any authorized officers of the Corporation) the Corporation to redeem such shares of Series D Preferred Stock at a redemption price equal to 90 to 100% (inclusive) of the Series D Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date. Beginning on the second anniversary of the date of original issuance of any given shares of Series D Preferred Stock until but excluding the fifth anniversary from the date of original issuance of such shares, the holder will have the right to require the Corporation to redeem such shares of Series D Preferred Stock at a redemption price equal to 90% of the Series D Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date (as defined below); provided, however, that the Board of Directors, in its discretion, may from time to time authorize (which authorization may be delegated by the Board of Directors to any authorized officers of the Corporation) the Corporation to redeem such shares of Series D Preferred Stock at a redemption price equal to 90 to 100% (inclusive) of the Series D Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date.

(ii)              From and after the fifth anniversary from the date of original issuance of any given shares of Series D Preferred Stock, the holder will have the right to require the Corporation to redeem such shares at a redemption price equal to 100% of the Series D Stated Value, plus all accumulated, accrued and unpaid dividends, if any, to the Holder Redemption Date (as defined below).

(b)               The Corporation’s obligation to redeem any shares of Series D Preferred Stock is limited to the extent that (i) the Corporation does not have sufficient funds available to fund any such redemption, in which case the Corporation will be required to redeem with shares of Common Stock, or (ii) the Corporation is restricted by applicable law, the Charter or contractual obligations from making such redemption.

(c)               The “Holder Redemption Date” shall be on a date selected by the Corporation that is no later than 45 days after the Holder Redemption Notice is received by the Corporation.

(d)               The Holder Redemption Notice shall specify the number of shares of Series D Preferred Stock to be redeemed.

(e)               If a Holder Redemption Notice has been given to the Corporation and if the funds necessary to pay for the related redemption have been set apart by the Corporation for the benefit of the holder delivering such Holder Redemption Notice, then, as of the Holder Redemption Date, dividends will cease to accrue on the shares of Series D Preferred Stock subject to redemption, such shares of Series D Preferred Stock shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holder of such shares shall be required.

8.                  Optional Redemption Following Death of a Holder.

(a)               Subject to the provisions in this Section 8, beginning on the date of original issuance of the Series D Preferred Stock to be redeemed and ending on the fifth anniversary of such issuance, the Corporation will redeem shares of Series D Preferred Stock held by a natural person upon his or her death at the written request of the holder’s estate (the “Estate Redemption Notice”) at a redemption price equal to the Series D Stated Value, plus accrued and unpaid dividends thereon, if any, through and including the Estate Redemption Date (defined below); provided, however, that the Corporation’s obligation to redeem any shares of Series D Preferred Stock is limited to the extent that (i) the Corporation does not have sufficient funds available to fund any such redemption, in which case the Corporation will be required to redeem with shares of Common Stock, or (ii) the Corporation is restricted by applicable law, the Charter or contractual obligations from making such redemption.

(b)               The “Estate Redemption Date” shall be on a date selected by the Corporation that is no later than 45 days after the Estate Redemption Notice is received by the Corporation.

(c)               If an Estate Redemption Notice has been given to the Corporation and if the funds necessary to pay for the related redemption have been set apart by the Corporation for the benefit of the estate delivering such Estate Redemption Notice, then, as of the redemption date of the Series D Preferred Stock, dividends will cease to accrue on the shares of Series D Preferred Stock subject to redemption, such shares of Series D Preferred Stock shall be redeemed and shall no longer be deemed outstanding and all rights of such shares held by such holder’s estate will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of such holder’s estate shall be required.

9.                  Redemption Price.

(a)               The redemption price payable pursuant to any redemption pursuant to Section 6, Section 7 or Section 8 shall be paid in cash or, at the sole discretion of the Corporation, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the applicable redemption date.

(b)               In the event of any redemption pursuant to Section 6, Section 7 or Section 8, if the applicable redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

10.              No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any redemption pursuant to Section 6, Section 7 or Section 8, but in lieu of fractional shares, the Corporation shall round down to the nearest whole number of shares of Common Stock to be issued.

11.              Appointment of Transfer Agent; Mechanics of Redemption.

(a)               The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series D Preferred Stock and of transfers of shares of Series D Preferred Stock for the purpose of registering shares of Series D Preferred Stock and of transfers of shares of Series D Preferred Stock as herein provided. The initial registrar and transfer agent for the Series D Preferred Stock shall be American Stock Transfer and Trust Company. The Corporation may appoint one or more additional transfer agents as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b)               If the Corporation elects to pay the redemption price in Common Stock pursuant to Section 9(a), the Corporation shall cause the transfer agent for the Common Stock to, as soon as practicable, but not later than three (3) business days after the applicable redemption date, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the applicable redemption date.

12.              Status of Shares.

(a)               All shares of Common Stock that may be issued upon redemption of shares of Series D Preferred Stock shall be validly issued, fully paid and nonassessable.

(b)               Any shares of Series D Preferred Stock that shall at any time have been redeemed pursuant to Section 6, Section 7 or Section 8 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock (as defined in the Charter), without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

13.              Adjustments. If a redemption of any shares of Series D Preferred Stock pursuant to Section 6, Section 7 or Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or other distribution declared by the Corporation), the Series D Stated Value shall be adjusted so that the redemption of the Series D Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the Series D Preferred Stock had been redeemed immediately prior to such event, such holder would have owned upon such redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

14.              Voting Rights. Holders of the Series D Preferred Stock shall not have any voting rights.

15.              Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The shares of Series D Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on following page]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Chief Executive Officer on this 28th day of January, 2020.

ATTEST:		CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson	By:	/s/ Jan Salit
	David Thompson Chief Executive Officer		Jan Salit President